W. Scott Lawler, Esq
1530 9th Avenue, S.E.
Calgary, Alberta T2G 0T7

Admitted in the State of California

April 28, 2003

Board of Directors
Millennium Capital Venture Holdings Inc.
Suite 740, 2160 Rue De La Montagne
Montreal, Quebec, Canada H3G 2T3

Re: Registration Statement on Form SB-2 - Offering of Securities by Selling Security Holders

Dear Board Members:

I have acted as counsel to Millennium Capital Venture Holdings Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act"), of certain shares of the Company's common stock, no par value (the "Common Stock"), as described below. A registration statement on Form SB-2 has been prepared by the Company to be filed by the Company with the Securities and Exchange Commission on or about April 29, 2003 (the "Registration Statement"). This opinion shall be filed with the Registration Statement.

The Registration Statement seeks the registration of the 1,850,000 shares of the Common Stock (the "Registered Shares"). The Registered Shares are to be offered to the public by certain of the Company's security holders identified in the Company's Registration Statement.

In connection with rendering this opinion I have examined executed copies of the Registration Statement and all exhibits thereto. I have also examined and relied upon the original, or copies certified to my satisfaction, of (i) the Articles of Incorporation and the By-laws of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Registered Shares and related matters, and (iii) such other agreements and instruments relating to the Company as I deemed necessary or appropriate for purposes of the opinion expressed herein. In rendering such opinion, I have made such further investigation and inquiries relevant to the transactions contemplated by the Registration Statement as I have deemed necessary for the opinion expressed herein, and I have relied, to the extent I deemed reasonable, on certificates and certain other information provided to me by officers of the Company and public officials as to matters of fact of which the maker of such certificate or the person providing such other information had knowledge.

Furthermore, in rendering my opinion, I have assumed that the signatures on all documents examined by me are genuine, that all documents and corporate record books submitted to me as originals are accurate and complete, and that all documents submitted to me are true, correct and complete copies of the originals thereof.

Based upon the foregoing, I am of the opinion that the Registered Shares have each been duly authorized for issuance and sale. I am further of the opinion that and the Shares are validly issued, fully paid and non-assessable.

I hereby consent to the reference to my name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ W. SCOTT LAWLER
W. Scott Lawler, Esq.